UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2020

Rennova Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

931 Village Boulevard, Suite 905, West Palm Beach, Florida	33409
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2020, Christopher E. Diamantis resigned as a director of Rennova Health, Inc. (the “Company”). In submitting his resignation, Mr. Diamantis did not express any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Diamantis had served as a director since November 2, 2015 and previously served as a director of Medytox Solutions, Inc., a predecessor of the Company, from April 24, 2013 to November 5, 2015.

As a result of previously-announced payments Mr. Diamantis had made on behalf of the Company as well as additional advances, the Company owed Mr. Diamantis approximately $20.8 million as of December 31, 2019. The Company and Mr. Diamantis are currently negotiating the cancellation of such indebtedness in exchange for shares of a to be authorized class of preferred stock that would provide Mr. Diamantis with more than 50% of the voting power of the Company’s capital stock. Although no assurance can be given that such an agreement will be entered into, the Board of Directors of the Company believes it would be in the best interests of the Company and its stockholders and has authorized the exchange, subject to final documentation. Since December 31, 2019, Mr. Diamantis has made further advances to the Company aggregating approximately $1.5 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2020	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

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